Exhibit 10.10
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of this 31 day of December, 2010 by and between USChina Channel, Inc. (“Client”), and China Direct Investments, Inc., a Florida corporation (“China Direct”), CDI Shanghai Management Co., Ltd., a Chinese corporation (“CDI Shanghai”) and Capital One Resource Co., Ltd. a Brunei company (“Capital One”) (China Direct, CDI Shanghai and Capital One are collectively referred to as “Consultant”).  Client and Consultant may collectively be referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Client desires to engage the services of Consultant to provide Client with the services as more fully set forth in this Agreement; and

WHEREAS, Consultant is desirous of performing such services on behalf of Client and has been engaged in ongoing discussions and consultations with Client since August 2010 about possible acquisition targets, among other business opportunities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.  Consulting Services.  Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall continue to identify, evaluate, structure and provide advice to Client in connection with potential mergers and acquisitions, divestitures, spin-offs, joint ventures and other corporate transactions and in particular the possible acquisition of China Education Schools, Ltd., a British Virgin Islands company by Client (the “CES Acquisition”) and such other services upon which the Parties may mutually agree (the “Services”):

2. Term. This Agreement shall terminate upon the earlier of the closing of the CES Acquisition or 60 days after the date hereof.

3. Consulting Fees. Client shall pay Consultant for providing the Services at total of 4,740,694 shares (the “Shares”) of USChina Channel, Inc. common stock (the “Compensation”) upon the closing of the CES Acquisition (the “Closing”).  Client recognizes the complexity of the Services provided based on the varying nationalities and multiple jurisdictions where the parties to the various transaction are located. For this reason, Consultant has allocated the Compensation among themselves, and Client agrees such allocation is reasonable under the circumstances,  as follows:

a. China Direct – 2,370,347 Shares
b. CDI Shanghai – 1,185,174 Shares
c. Capital One – 1,185,173 Shares

Consultant understands that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities laws, and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration. The Shares to be issued to Consultant hereunder will be restricted stock under the federal securities laws and will be issued pursuant to an exemption from registration under the Securities Act.  Consultant hereby represents to USChina Channel, Inc. and China Direct that it has acquired the Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof. The stock certificates may bear an appropriate Securities Act legend.

            4. Termination. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party, but such termination shall not affect the Consulting Fees paid by Client to Consultant pursuant to Section 3 of this Agreement.  All Consulting Fees provided under this Agreement are deemed fully earned by Consultant upon the earlier of: (a) the date provided for elsewhere in this Agreement; or (b) the date of termination.  In the event of a termination of this Agreement, Client shall not be entitled to any refund of any Consulting Fees paid to Consultant under this Agreement. From and after termination of this Agreement, the Parties shall continue to be bound by such provisions of this Agreement as by their nature survive such events.

5.  Assignment and Subcontractors. This Agreement, and the Compensation payable under this Agreement, shall be assignable in whole or in part by Consultant. Client acknowledges that from time to time, Consultant may enlist a subcontractor to perform some of the Services provided to Customer. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. Consultant will cease to bear any responsibility related to the performance of subcontracted services; however the Consultant will act as liaison between the subcontractor and Client, to monitor the performance of services to be provided by any third party.

6.  Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Client and Consultant, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

7.  Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Client. To the extent, if any, that the terms and conditions of Client’s orders or other correspondence are inconsistent with this Agreement, this Agreement shall control.

8.  Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Client agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

9.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Client: USChina Channel, Inc. By: /s/ Andrew Chien Name: Andrew Chien Title: President	Consultant: China Direct Investments, Inc. By: /s/ Lazarus Rothstein Name: Lazarus Rothstein Title: Vice President

CDI Shanghai Management Co., Ltd By: /s/ John Zhao Name: John Zhao Title: General Manager	Capital One Resource Co., Ltd. By: /s/Robert Zhuang Name: Robert Zhuang Title: General Manager